Ex. 10.1

Amendment to Employment Agreement

This Amendment to the Employment Agreement (the “Amendment”), entered into this 22nd day of June, 2015, between VIASPACE Inc., a Nevada corporation (the “Company”), and Carl Kukkonen (the “Employee”),

The Company and Employee entered into an Employment Agreement on October 28, 2014.

This Amendment replaces Section 3 (b) of the Employment Agreement with the following:

3. Compensation

(b) Salary. Effective June 1, 2015, Employee shall receive an annual salary, payable monthly, in an amount which shall initially be $84,872 per annum, subject to such increases as may from time to time be determined by the Chairman of the Board of the Company.

(C) Qualified Stock Options. Employee shall receive $28,291 worth of qualified stock options to be issued on June 22, 2015 at fair market value based on the closing price of the Company’s common stock as traded on the OTC Market. Such options will be immediately vested.

IN WITNESS WHEREOF, the Employee and Company has caused this Amendment to be executed in its name and on its behalf, all as of the day and year first above written.

/S/ CARL KUKKONEN

Carl Kukkonen

VIASPACE Inc.

By: /S/ KEVIN SCHEWE
Kevin Schewe, Director